EXHIBIT 107

Calculation of Filing Fee Table
Form S-8
(Form Type)

Core Molding Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01	Other	860,000(2)	$24.55(3)	$21,113,000(3)	$0.0001381	$2,916(3)
Total Offering Amounts					$21,113,000	-	$2,916
Total Fee Offsets							-
Net Fee Due							$2,916

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”), of Core Molding Technologies, Inc. (the “Company” or the “Registrant”), which may be offered and issued under the Second Amendment to the Core Molding Technologies, Inc. 2021 Long-Term Equity Incentive Plan, as amended (the “Incentive Plan”), as a result of any stock dividend, stock split, recapitalization or other similar transactions.
(2)	Consists of (i) 175,000 shares of Common Stock reserved for issuance under the Incentive Plan in connection with the Company’s stockholders approval of the Second Amendment to the Incentive Plan at the 2025 Annual Meeting of Stockholders on May 17, 2025, and (ii) 685,000 shares of Common Stock reserved for issuance under the Incentive Plan in connection with the Company’s stockholders approval of the Third Amendment to the Incentive Plan at the 2026 Annual Meeting of Stockholders on May 14, 2026.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high ($25.20) and low ($23.90) sales prices per share of the Common Stock as reported on the NYSE American on May 15, 2026.